InnerWorkings Announces Third Quarter 2016 Results
Record quarterly revenue with year-to-date gross profit up 10%
Over $100 million in new enterprise contracts signed year to date; raising full-year guidance

CHICAGO, IL - November 8, 2016 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three months ended September 30, 2016. For all non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.

Financial Highlights

•
Gross revenue was $280.0 million in the third quarter, an increase of 5.8% compared with $264.7 million in the third quarter of 2015. Year-to-date gross revenue was $820.3 million, an increase of 8.1% compared with $759.0 million in the prior year period.

•
Gross profit (net revenue) was $67.8 million, or 24.2% of gross revenue in the third quarter, a 6.6% increase compared to $63.6 million, or 24.0% of gross revenue, in the same period of last year. Year-to-date gross profit (net revenue) was $194.8 million, or 23.8% of gross revenue, an increase of 9.7% compared to the prior-year period.

•	Net income for the third quarter was $4.3 million, or $0.08 per diluted share, and year-to-date net loss was $0.7 million or $0.01 per diluted share.

•
Non-GAAP diluted earnings per share for the third quarter were $0.11, compared to $0.09 a year ago. Year-to-date non-GAAP diluted earnings per share were $0.26 compared to $0.18 in the same period of 2015.

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Non-GAAP adjusted EBITDA was $16.9 million in the third quarter, reflecting 5.4% growth as compared to $16.1 million in the third quarter of 2015. Year-to-date non-GAAP adjusted EBITDA was $43.4 million, an increase of 15.2% compared to $37.7 million in the same period of 2015.

Business Highlights

•
InnerWorkings has continued to sign new enterprise contracts in recent months, bringing the year-to-date collective total to more than $100 million of annual gross revenue at full run-rate, with about half stemming from expanded relationships with active clients.

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The largest of the new client contracts is expected to generate $10 million of annual revenue at full run-rate and makes InnerWorkings the preferred provider for marketing materials and direct mail, centralizing the marketing supply chain for a large U.S. media company.

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The largest increase of work within an existing account is an expansion of the Company’s long-term partnership with a client in the healthcare industry, growing the account to more than $20 million of revenue by rolling out the existing print and creative services offering from one business unit to all of the company’s U.S. and Canadian operations.

“We have devoted considerable energy to developing our presence in the international markets and new service offerings over the last few years, and the benefits of these investments are becoming more apparent,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “With the strength of our global capabilities and rate of penetration with our existing accounts, I’m excited by our performance and the path I see ahead for InnerWorkings.”

“Our third quarter financial results demonstrate continued organic growth and further operating efficiency, particularly in our International segment,” said Jeffrey P. Pritchett, Chief Financial Officer of InnerWorkings. “We are raising our financial performance expectations for 2016 as we continue to execute ahead of plan.”

Outlook

The Company is raising its guidance for 2016 annual revenue and non-GAAP diluted earnings per share. InnerWorkings now expects 2016 revenue to range between $1.075 billion and $1.082 billion, compared to previous guidance of $1.06 to $1.08 billion. Non-GAAP diluted earnings per share is now expected to be $0.31 to $0.34, versus prior guidance of $0.30 - $0.33. Guidance for non-GAAP adjusted EBITDA is unchanged at $58.0 million to $62.0 million.

Conference Call
Eric D. Belcher, Chief Executive Officer, and Jeffrey P. Pritchett, Chief Financial Officer, will host a conference call to discuss the results today at 4:30 p.m. Central time (5:30 p.m. Eastern time).
The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings’ website at http://investor.inwk.com/events.cfm. A replay of the webcast will be available later today at the same location.

Non-GAAP Financial Measures
This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: non-GAAP adjusted EBITDA and non-GAAP diluted earnings per share. We believe these measures provide useful information to investors because they provide information about the estimated financial performance of the Company's ongoing business. These measures are used by management in its financial and operational decision-making and evaluation of overall operating performance. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliation of non-GAAP adjusted EBITDA and non-GAAP diluted earnings per share included in this release.

The Company has not quantitatively reconciled its guidance for non-GAAP adjusted EBITDA or non-GAAP diluted earnings per share to their most comparable GAAP measure because the Company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the Company’s control, or cannot be reasonably predicted. Accordingly, a reconciliation to the nearest GAAP financial metric is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the Company’s financial results.

Forward-Looking Statements
This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

About InnerWorkings
InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is based in Chicago, IL and employs more than 1,500 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, and transportation. For more information visit: www.inwk.com.

CONTACT:
Bridget Freas
InnerWorkings, Inc.
312.589.5613
bfreas@inwk.com

Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenue	$279,993	$264,720	$820,286	$759,043
Cost of goods sold	212,212	201,109	625,465	581,387
Gross profit	67,781	63,611	194,821	177,656
Operating expenses:
Selling, general and administrative expenses	52,601	48,787	155,511	144,836
Depreciation and amortization	5,066	4,485	14,382	12,842
Change in fair value of contingent consideration	788	701	9,975	1,691
Restructuring and other charges	466	—	4,433	—
Income from operations	8,860	9,638	10,520	18,287
Other income (expense):
Interest income	26	6	63	55
Interest expense	(1,191)	(1,132)	(3,252)	(3,382)
Other, net	(114)	(1,089)	16	(992)
Total other expense	(1,279)	(2,215)	(3,173)	(4,319)
Income before income taxes	7,581	7,423	7,347	13,968
Income tax expense	3,240	3,487	8,023	6,100
Net income (loss)	$4,341	$3,936	$(676)	$7,868

Basic earnings (loss) per share	$0.08	$0.07	$(0.01)	$0.15
Diluted earnings (loss) per share	$0.08	$0.07	$(0.01)	$0.15

Weighted-average shares outstanding – basic	53,818	52,973	53,536	52,759
Weighted-average shares outstanding – diluted	54,772	53,349	53,536	53,457

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,787	$30,755
Accounts receivable, net	190,438	188,819
Unbilled revenue	40,505	30,758
Inventories	45,377	33,327
Prepaid expenses	11,984	14,353
Other current assets	30,528	31,825
Total current assets	339,619	329,837
Property and equipment, net	32,279	32,681
Intangibles and other assets:
Goodwill	204,978	206,257
Intangible assets, net	33,476	37,715
Deferred income taxes	1,123	586
Other non-current assets	1,426	1,391
Total intangibles and other assets	241,003	245,949
Total assets	$612,901	$608,467
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$129,980	$170,244
Current portion of contingent consideration	19,320	11,387
Due to seller	1,683	402
Accrued expenses	21,037	17,866
Other current liabilities	35,515	31,363
Total current liabilities	207,535	231,262
Revolving credit facility	133,734	99,258
Deferred income taxes	11,594	10,526
Contingent consideration, net of current portion	—	10,775
Other non-current liabilities	2,235	2,510
Total liabilities	355,098	354,331
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	219,085	213,566
Treasury stock at cost	(51,724)	(52,207)
Accumulated other comprehensive loss	(15,518)	(13,993)
Retained earnings	105,954	106,764
Total stockholders' equity	257,803	254,136
Total liabilities and stockholders' equity	$612,901	$608,467

Condensed Consolidated Statement of Cash Flows
(Unaudited)

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Cash flows from operating activities
Net income (loss)	$4,341	$3,936	$(676)	$7,868
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	5,066	4,485	14,382	12,842
Stock-based compensation expense	1,740	1,226	4,097	4,854
Deferred income taxes	227	(598)	677	768
Bad debt provision	644	165	1,433	1,214
Change in fair value of contingent consideration	788	701	9,975	1,691
Other operating activities	52	52	157	157
Change in assets:
Accounts receivable and unbilled revenue	(10,432)	(7,247)	(12,798)	(17,558)
Inventories	(9,477)	(2,271)	(12,050)	(13,116)
Prepaid expenses and other assets	(12,681)	(14,157)	3,574	(13,436)
Change in liabilities:
Accounts payable	(6,280)	(1,502)	(40,264)	4,471
Accrued expenses and other liabilities	3,229	6,964	7,861	2,989
Net cash used in operating activities	(22,783)	(8,246)	(23,632)	(7,256)

Cash flows from investing activities
Purchases of property and equipment	(3,057)	(3,470)	(10,502)	(12,126)
Net cash used in investing activities	(3,057)	(3,470)	(10,502)	(12,126)

Cash flows from financing activities
Net borrowings from revolving credit facility	22,169	16,093	34,722	23,489
Net short-term secured borrowings	(924)	(1,220)	(820)	(551)
Repurchases of common stock		—	—	(4,897)
Payments of contingent consideration	(6,865)	(5,833)	(11,008)	(8,010)
Proceeds from exercise of stock options	911	52	2,002	650
Other financing activities	(206)	(247)	(680)	(426)
Net cash provided by financing activities	15,085	8,845	24,216	10,255

Effect of exchange rate changes on cash and cash equivalents	(64)	(57)	(50)	(813)
Decrease in cash and cash equivalents	(10,819)	(2,928)	(9,968)	(9,940)
Cash and cash equivalents, beginning of period	31,606	15,566	30,755	22,578
Cash and cash equivalents, end of period	$20,787	$12,638	$20,787	$12,638

Reconciliation of Non-GAAP Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share
(Unaudited)

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net income (loss)	$4,341	$3,936	$(676)	$7,868
Income tax expense	3,240	3,487	8,023	6,100
Total other expense	1,279	2,215	3,173	4,319
Depreciation and amortization	5,066	4,485	14,382	12,842
Stock-based compensation expense	1,740	1,226	4,097	4,854
Change in fair value of contingent consideration	788	701	9,975	1,691
Restructuring and other charges	466	—	4,433	—
Non-GAAP Adjusted EBITDA	$16,920	$16,050	$43,407	$37,674

(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net income (loss)	$4,341	$3,936	$(676)	$7,868
Change in fair value of contingent consideration	788	700	9,975	1,680
Restructuring and other charges, net of tax	382	—	3,964	—
Realignment-related income tax charges	263	—	898	—
Adjusted net income	$5,774	$4,636	$14,161	$9,548
Weighted-average shares outstanding, diluted	54,772	53,349	54,359	53,457
Non-GAAP Diluted Earnings Per Share	$0.11	$0.09	$0.26	$0.18